Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in (i) the Registration Statements  (Forms S-8 No. 333-27823, No. 333-16447, No. 33-67472 and No. 333-86537) pertaining to the Papa John’s International, Inc. 1993 Stock Ownership Incentive Plan, (ii) the Registration Statements (Forms S-8 No. 33-67470 and No. 333-86539) pertaining to the Papa John’s International, Inc. 1993 Stock Option Plan for Non-Employee Directors, (iii) the Registration Statement (Form S-8 No. 333-86535) pertaining to the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan and (iv) the Registration Statement (Form S-4 No. 33-96552) of Papa John’s International, Inc. of our report dated February 14, 2003 with respect to the consolidated financial statements of Papa John’s International, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/ Ernst & Young LLP

Louisville, Kentucky
March 24, 2003